Exhibit 99.1
News Release
Amkor Reports Third Quarter 2008 Results
Chandler, Ariz., October 29, 2008 — Amkor Technology, Inc. (NASDAQ: AMKR) today reported its financial results for the third quarter ended September 30, 2008.
Third quarter net sales of $720 million were up 4% sequentially from the second quarter of 2008 and up 4% from the third quarter of 2007. Third quarter net income was $34 million, down 48% from the second quarter of 2008 and down 44% from the third quarter of 2007. Third quarter earnings per diluted share was $0.18, a decrease of $0.15 or 45% compared to the second quarter of 2008 and a decrease of $0.12 or 40% compared to the third quarter of 2007. Third quarter results included a charge of $49 million ($48 million, net of tax) or $0.22 per diluted share, relating to an interim order issued by the Arbitration Panel on October 27, 2008 relating to Amkor’s license agreement with Tessera. Excluding the Tessera charge, our results for the third quarter were in line with or higher than previous guidance. The final award will be determined by the Panel following a recalculation of damages by the parties’ respective experts. Accordingly, Amkor’s estimate is subject to change and the amounts ultimately owed may differ from our estimate. The Panel also denied Tessera’s request to terminate the license. Amkor remains a licensee under the agreement with the rights and benefits of a licensee along with ongoing obligations to pay royalties for covered products.
“Our business reflects the trends in the worldwide semiconductor industry generally and is affected particularly by levels of consumer spending,” said James Kim, chairman and chief executive officer of Amkor. “Third quarter results reflect strong performance in a challenging economic environment. The 4% sequential growth in revenue was below historical seasonal levels, as customers managed their inventories in response to reduced consumer demand. The current uncertainties about global economic conditions make it very difficult for our customers and us to accurately forecast and plan future business activities. Based on current customer forecasts, we expect our fourth quarter revenues to decline 15% to 20% from the third quarter of 2008.”
“We will remain focused on cash flow generation and are committed to our strategy, initiated late 2005, of reducing costs and controlling capital spending, prudent investment in technology in close collaboration with our customers, and a disciplined approach to pricing,” said Kim. “We continue to focus on improving the efficiency of our factory operations and administrative functions. Through September 30, 2008 we have reduced our headcount by over 700 employees and expect to save $4 million a quarter prospectively.”
“Unit shipments were up 18% sequentially to 2.5 billion packaged units while revenues grew by 4%,” commented Ken Joyce, president and chief operating officer. “Our revenue growth continues to be driven by our advanced package technologies including 3-D and flip chip packages. Revenues for 3-D and flip chip packaging solutions grew 50% for the third quarter compared to a year ago. During the third quarter we also saw a recovery in our leadframe business, which had the highest level of unit growth among all our businesses. Due to their low material costs, leadframe packages sold at lower unit prices than other packages and, as a result, unit growth outpaced revenue growth during the quarter.”

“Gross margin for the third quarter was 19%, down from 23% in the second quarter of 2008 and down from 25% in the third quarter of 2007,” said Joanne Solomon, chief financial officer. “Included in our cost of sales for the quarter were $10 million in charges relating to previously announced reductions in workforce as well as an estimate of $45 million for accrued and unpaid royalties owed to Tessera. The $45 million charge for Tessera reduced our gross margin by 6 percentage points. The record volume of unit shipments through our factories and the resulting high capacity utilization rates contributed to our gross margin.”
Selling, general and administrative expenses of $60.5 million for the third quarter were down from $67.4 million in the second quarter of 2008 and $64.1 million in the third quarter of 2007 primarily due to lower legal and travel costs during the period.
Third quarter net income included a foreign currency gain of $23 million, principally due to the depreciation of the Korean won and the resulting re-measurement of Amkor’s Korean employee benefit plan liability. We also accrued approximately $4 million as an estimate of interest owed to Tessera for unpaid royalties.
“Amkor’s effective income tax rate for the third quarter was 32%, which is substantially higher than typical as a result of the accrual for Tessera royalties having little tax benefit. The effective income tax rate also reflects the recording of a valuation allowance of approximately $8 million offsetting certain foreign deferred tax assets. We anticipate the effective tax rate for the full year 2008 will be approximately 13%,” said Solomon.
“Capital additions totaled $92 million, which was less than anticipated for the third quarter. In response to current industry conditions and a weakening outlook for the fourth quarter and 2009, we have reduced the scope of certain capital projects,” said Solomon. “While we continue to make capital investments in areas of strategic importance to our company, we constantly make spending adjustments in direct response to customer demand. We expect capital additions to be approximately $45 million in the fourth quarter of 2008, with capital intensity of approximately 13% for the full year 2008. We would expect to manage our business at lower levels of capital intensity during 2009, subject to market conditions and strategic opportunities.”
“We generated $47 million of free cash flow in the third quarter,” added Solomon. “Our cash balance increased to $444 million, while total debt decreased to just over $1.6 billion at quarter end. Since the beginning of 2006, we have generated over $700 million in free cash flow, reduced total debt by over $500 million, and reduced our debt net of cash by approximately $750 million. Other than an approximate $55 million annually of amortizing debt, we have no significant debt due until 2011. While the near-term outlook for the semiconductor industry has continued to weaken, our financial position and liquidity remain sound.”
Selected operating data for the third quarter of 2008 is included in a section before the financial tables.
Business Outlook
On the basis of customers’ forecasts, we have the following expectations for the fourth quarter of 2008:
•	Sales — Down 15% to 20% from the third quarter of 2008

•	Gross Margin — between 18% to 21%

•	Net income — in the range of $0.03 to $0.12 per diluted share

Amkor will conduct a conference call on October 29, 2008 at 5:00 p.m. eastern time. This call is being webcast by Thomson Financial and can be accessed at Amkor’s web site at www.amkor.com. You may also access the call by dialing 303-205-0033. A replay of the call will be made available at Amkor’s web site or by dialing 303-590-3000 (access passcode #11119823).
The webcast is also being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial individual investor center at www.companyboardroom.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).
About Amkor
Amkor is a leading provider of semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronics design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s website: www.amkor.com.

Forward Looking Statement Disclaimer
This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward looking statements including, without limitation, statements regarding the following: our estimate of charges relating to the Tessera arbitration; expectations regarding further weakening in demand; our anticipated revenue growth; our anticipated level of debt repayment; our focus on cash flow generation and our strategy regarding reducing costs, controlling spending, prudent investment and pricing discipline; our expectations regarding capital intensity; the expected dollar amount of our capital additions and the focus of our capital spending; expectations regarding our effective tax rate for 2008; our statements regarding the near term outlook for the semiconductor industry and our financial position and liquidity; and the statements regarding sales, gross margin and net income per diluted share contained under Business Outlook. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor industry; deteriorating market conditions; the effect of the financial crisis on credit markets, financial institutions, customers, suppliers and consumers; inability to achieve high capacity utilization rates; volatility of consumer demand for products incorporating our semiconductor packages; weakness in the forecasts of Amkor’s customers; customer modification of and follow through with respect to forecasts provided to Amkor; curtailment of outsourcing by our customers; our substantial indebtedness and restrictive covenants; failure to realize sufficient cash flow to fund capital expenditures; the effects of a recession in the U.S. and other economies worldwide; the highly unpredictable nature and costs of litigation and other legal activities and the risk of adverse results of such matters, including the amount of the final award in our litigation with Tessera; the outcome of the pending SEC investigation; worldwide economic effects of terrorist attacks, natural disasters and military conflict; our ability to reduce costs, and control capital spending, make prudent investments in technology and maintain pricing discipline; competitive pricing and declines in average selling prices; timing and volume of orders relative to production capacity; fluctuations in manufacturing yields; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers and changes in raw material costs; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental and other governmental regulations; and technological challenges.
Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the company’s subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward looking statements to reflect events or circumstances occurring after the date of this press release.

Company Contact:	Investor Relations Contact:
Joanne Solomon	Claire McAdams
Corporate Vice President & CFO	Investor Relations
480-821-5000 ext. 5416	530-274-0551
jsolo@amkor.com	cmcad@amkor.com

AMKOR TECHNOLOGY, INC.
Selected Operating Data

	Q3 2008	Q2 2008	Q3 2007
Sales Data:
Packaging services:
Wirebond — leadframe	29%	28%	34%
Wirebond — laminate	40%	40%	52%
Flip chip and wafer level processing	20%	20%	3%

Packaging services	89%	88%	89%
Test services	11%	12%	11%

Total sales	100%	100%	100%

Packaged units (in millions):
Wirebond — leadframe	1,957	1,638	1,763
Wirebond — laminate	390	339	363
Flip chip and wafer level processing	157	141	141

Total packaged units	2,504	2,118	2,267

Net sales from top ten customers	49%	49%	48%
Capacity utilization	86%	73%	83%

End Market Distribution Data (an approximation based on a sampling of our largest customers):
Communications	42%	42%	40%
Consumer	33%	32%	32%
Computing	15%	16%	19%
Other	10%	10%	9%

Total	100%	100%	100%

	Q3 2008	Q2 2008	Q3 2007
	(in millions, except per share data)
Earnings per Share Data:
Net income — basic	$34	$65	$61
Adjustment for dilutive securities on net income:
Interest on 2.5% convertible notes due 2011, net of tax	1	1	1
Interest on 6.25% convertible notes due 2013, net of tax	2	2	2

Net income — diluted	$37	$68	$64

Weighted average shares outstanding — basic	183	183	182
Effect of dilutive securities:
Stock options	1	1	2
2.5% convertible notes due 2011	13	13	13
6.25% convertible notes due 2013	13	13	13

Weighted average shares outstanding — diluted	210	210	210

Net income per common share:
Basic	$0.19	$0.36	$0.33

Diluted	$0.18	$0.33	$0.30

AMKOR TECHNOLOGY, INC.
Selected Operating Data (continued)

	Q3 2008	Q2 2008	Q3 2007
	(in millions)
Capital Investment Data:
Property, plant and equipment additions	$92	$122	$78
Net change in related accounts payable and deposits	34	(20)	(20)

Purchases of property, plant and equipment	$126	$102	$58

Depreciation and amortization	$79	$77	$74

Free Cash Flow Data:
Net cash provided by operating activities	$173	$103	$160
Less purchases of property, plant and equipment	(126)	(102)	(58)

Free cash flow*	$47	$1	$102

*	We define free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. Free cash flow is not defined by generally accepted accounting principles. However, we believe free cash flow to be relevant and useful information to our investors because it provides them with additional information in assessing our liquidity, capital resources and financial operating results. Our management uses free cash flow in evaluating our liquidity, our ability to service debt and our ability to fund capital expenditures. However, this measure should be considered in addition to, and not as a substitute for, or superior to, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles, and our definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

AMKOR TECHNOLOGY, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Sept 30,		Sept 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
Net sales	$719,731	$689,083	$2,109,890	$1,992,557
Cost of sales	585,700	519,152	1,640,776	1,513,596

Gross profit	134,031	169,931	469,114	478,961

Operating expenses:
Selling, general and administrative	60,467	64,080	193,357	192,223
Research and development	14,084	10,282	43,035	30,930
Gain on sale of real estate and specialty test operations	—	(1,717)	(9,856)	(4,833)

Total operating expenses	74,551	72,645	226,536	218,320

Operating income	59,480	97,286	242,578	260,641

Other (income) expense:
Interest expense, net	30,119	29,336	83,866	95,610
Interest expense, related party	1,562	1,563	4,687	4,688
Foreign currency (gain) loss	(23,026)	3,399	(44,100)	7,946
Debt retirement costs, net	—	—	—	15,875
Other (income) expense, net	(256)	254	(955)	(964)

Total other expense	8,399	34,552	43,498	123,155

Income before income taxes and minority interests	51,081	62,734	199,080	137,486
Income tax expense	16,465	1,194	26,703	9,573

Income before minority interests	34,616	61,540	172,377	127,913
Minority interests, net of tax	(613)	(920)	(1,146)	(1,713)

Net income	$34,003	$60,620	$171,231	$126,200

Net income per common share:
Basic	$0.19	$0.33	$0.94	$0.70

Diluted	$0.18	$0.30	$0.86	$0.65

Shares used in computing net income per common share:
Basic	183,001	181,664	182,633	180,200
Diluted	209,989	209,868	209,848	208,812

AMKOR TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2008	2007
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$443,838	$410,070
Restricted cash	2,670	2,609
Accounts receivable:
Trade, net of allowances	390,383	393,493
Other	3,892	4,938
Inventories	156,203	149,014
Other current assets	36,474	27,290

Total current assets	1,033,460	987,414

Property, plant and equipment, net	1,526,180	1,455,111
Goodwill	674,312	673,385
Intangibles, net	13,636	20,321
Restricted cash	1,745	1,725
Other assets	41,539	54,650

Total assets	$3,290,872	$3,192,606

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$55,764	$152,489
Trade accounts payable	364,269	359,313
Accrued expenses	228,550	165,271

Total current liabilities	648,583	677,073

Long-term debt	1,473,774	1,511,570
Long-term debt, related party	100,000	100,000
Pension and severance obligations	175,801	208,387
Other non-current liabilities	29,156	33,935

Total liabilities	2,427,314	2,530,965

Minority interests	8,265	7,022

Stockholders’ equity:
Preferred stock	—	—
Common stock, $0.001 par value, 500,000 shares authorized, issued and outstanding of 183,035 in 2008 and 181,799 in 2007	183	182
Additional paid-in capital	1,496,071	1,482,186
Accumulated deficit	(650,295)	(821,526)
Accumulated other comprehensive income (loss)	9,334	(6,223)

Total stockholders’ equity	855,293	654,619

Total liabilities and stockholders’ equity	$3,290,872	$3,192,606

AMKOR TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	September 30,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income	$171,231	$126,200
Depreciation and amortization	229,501	215,679
Debt retirement costs	—	6,875
Other operating activities and non-cash items	22,093	(1,081)
Changes in assets and liabilities	34,566	66,795

Net cash provided by operating activities	457,391	414,468

Cash flows from investing activities:
Payments for property, plant and equipment	(317,109)	(159,942)
Proceeds from the sale of property, plant and equipment	15,257	5,130
Proceeds from sale of investment	2,460	—
Other investing activities	(702)	(1,778)

Net cash used in investing activities	(300,094)	(156,590)

Cash flows from financing activities:
Borrowings under revolving credit facilities	619	80,340
Payments under revolving credit facilities	(633)	(95,398)
Proceeds from issuance of long-term debt	—	300,000
Payments for debt issuance costs	—	(3,441)
Payments of long-term debt, including redemption premium payment	(135,913)	(486,888)
Proceeds from issuance of stock through stock compensation plans	10,201	36,380

Net cash used in financing activities	(125,726)	(169,007)

Effect of exchange rate fluctuations on cash and cash equivalents	2,197	1,390

Net decrease in cash and cash equivalents	33,768	90,261
Cash and cash equivalents, beginning of period	410,070	244,694

Cash and cash equivalents, end of period	$443,838	$334,955